Exhibit 99.1

AEP Industries Inc. Reports Fiscal 2016 Second Quarter and Year-to-Date Results

Fiscal second quarter net income increased 24% and Adjusted EBITDA increased 54%

MONTVALE, N.J., June 9, 2016 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2016.

Net sales for the second quarter of fiscal 2016 decreased $12.6 million, or 4%, to $273.2 million as compared to the second quarter of fiscal 2015. The decrease in net sales for the second quarter of fiscal 2016 was the result of a 7% decrease in average selling prices, primarily due to the pass through of lower resin costs, partially offset by a 3% increase in sales volume compared to the same period in the prior fiscal year. Net sales for the six months ended April 30, 2016 decreased $34.4 million, or 6%, to $526.7 million as compared to the same period in the prior fiscal year. The decrease in net sales for the six months ended April 30, 2016 was the result of a 9% decrease in average selling prices, primarily due to the pass through of lower resin costs, partially offset by a 4% increase in sales volume compared to the same period in the prior fiscal year. Net sales for the three and six months ended April 30, 2016 included a $1.3 million and $3.6 million, respectively, negative impact of foreign exchange relating to our Canadian operations.

"We are very pleased to report that our Adjusted EBITDA during the second fiscal quarter was higher than any fiscal quarter in the Company's history." Brendan Barba, Chairman and Chief Executive Officer of the Company, said. "Increasing sales volumes, improved material margins, manufacturing efficiencies and robust financial results in the first six months of fiscal 2016 confirm our strategy implemented in recent years to build capacity and infrastructure in spite of challenging resin markets. We believe in the long-term sustainability of these positive trends. Further, the continuing strength of our balance sheet and cash availability provides us with financial flexibility to drive shareholder value."

Gross profit for the second quarter of fiscal 2016 was $54.1 million, an increase of $4.3 million, or 9%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $9.1 million year-over-year, gross profit increased $13.4 million as compared to the same period in the prior fiscal year. Gross profit for the first six months of fiscal 2016 was $97.8 million, an increase of $15.4 million, or 19%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $14.1 year-over-year, gross profit increased $29.5 million as compared to the same period in the prior fiscal year. The increases in both periods compared to the prior year periods primarily resulted from improved material margins and increased volumes sold partially offset by an asset impairment charge taken to fully impair a new machine that was performing poorly and is currently the subject of litigation, and an increase in the provision related to employee cash performance incentives.

Operating expenses for the second quarter of fiscal 2016 were $28.0 million, a decrease of $1.0 million, or 4%, compared to the same period in the prior fiscal year and for the six months of fiscal 2016 were $54.9 million, a decrease of $1.0 million, or 2%, compared to the same period in the prior fiscal year. During both comparable periods there was a decrease in fuel costs, a decrease in bad debt expense largely due to a customer's bankruptcy filing in the prior year periods and a decrease in share-based compensation expense associated with the Company's performance units, partially offset by an increase in the provision related to employee cash performance incentives. Operating expenses for the first six months of the fiscal 2016 period were also positively impacted by foreign exchange related to our Canadian operations.

Interest expense for the three and six months ended April 30, 2016 decreased $0.1 million and $0.5 million, respectively, as compared to the prior year periods primarily resulting from lower average borrowings under the Company's credit facility during the comparable periods.

Net income for the three months ended April 30, 2016 was $13.8 million, or $2.68 per diluted share, as compared to net income of $11.1 million, or $2.18 per diluted share, for the three months ended April 30, 2015. Net income for the six months ended April 30, 2016 was $21.7 million, or $4.22 per diluted share, as compared to net income of $11.6 million, or $2.27 per diluted share, for the six months ended April 30, 2015.

Adjusted EBITDA (defined below) was $35.4 million for the three months ended April 30, 2016 as compared to $23.1 million for the three months ended April 30, 2015. Adjusted EBITDA for the six months ended April 30, 2016 was $57.0 million, as compared to $29.6 million for the six months ended April 30, 2015.

Reconciliation of Non-GAAP Measures to GAAP Measure

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense), net, and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing a similarly defined metric as the sole performance measure in its annual bonus plan and performance unit program. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	Second Quarter	April YTD	April YTD
	Fiscal 2016	Fiscal 2015	Fiscal 2016	Fiscal 2015
	(in thousands)

Net income	$ 13,780	$ 11,128	$ 21,675	$ 11,604
Provision for taxes	7,389	5,053	11,619	5,234
Interest expense	4,583	4,719	9,112	9,635
Depreciation and amortization expense	7,320	7,716	14,685	16,730
Increase (decrease) in LIFO reserve	2,544	(6,599)	(1,894)	(15,961)
Other non-operating expense (income), net	362	(57)	479	(57)
Share-based compensation	(579)	1,091	1,297	2,417
Adjusted EBITDA	$ 35,399	$ 23,051	$ 56,973	$ 29,602

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2016, at 10:00 a.m. ET or by dialing 866-610-1072 for domestic participants or 973-935-2840 for international participants and referencing passcode 19244181. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not relate to historical information or current facts, which in this report include statements about the Company's outlook for sales volume, resin pricing, future cost reductions and other expectations regarding future growth or financial performance. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the timing and completion, in part or full, of the significant capacity increase by North American resin producers in future years and its impact on future resin pricing; the ability to manage resin price volatility, including passing raw material price increases to customers in full or in a timely fashion; delayed purchases by certain customers during periods when resin prices are expected to decrease in the near term; the availability of raw materials; competition in existing and future markets; disruptions in the global economic and financial market environment; resin price reductions leading to the utilization of LIFO reserves and resulting in the payment of additional taxes in cash; limited contractual relationships with customers; the Board's discretion to pay future dividends; future cash flows, liquidity, contractual and legal restrictions related thereto. Those and other risks are described in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2015 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2016	2015	2016	2015
NET SALES	$273,162	$285,722	$526,715	$561,161
COST OF SALES	219,080	235,906	428,906	478,781
Gross profit	54,082	49,816	97,809	82,380
OPERATING EXPENSES:
Delivery	11,608	11,974	22,582	23,591
Selling	9,336	9,150	18,315	17,753
General and administrative	7,024	7,849	14,027	14,620
Total operating expenses	27,968	28,973	54,924	55,964
Operating income	26,114	20,843	42,885	26,416
OTHER (EXPENSE) INCOME:
Interest expense	(4,583)	(4,719)	(9,112)	(9,635)
Other, net	(362)	57	(479)	57
Income before provision for income taxes	21,169	16,181	33,294	16,838
PROVISION FOR INCOME TAXES	(7,389)	(5,053)	(11,619)	(5,234)
Net income	$13,780	$11,128	$21,675	$11,604
BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$2.70	$2.19	$4.24	$2.28
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$2.68	$2.18	$4.22	$2.27
CASH DIVIDEND DECLARED PER COMMON SHARE	$0.25	—	$0.50	—

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com